Exhibit 99.1

Electric Moto Corporation Selects IPG Group as Their Agency of Record

Tuesday, December 15, 2009

    NEW YORK, NY – Technology and Lifestyle company Electric Moto Corporation announced today that New York based IPG Group has been selected as the Company’s Agency of Record. IPG Group has been retained to launch Electric Moto’s new zero emissions 72 Volt Dual sport electric motorcycle.

Electric Moto Corporation looks to IPG Group to increase investor interest, brand awareness and market positioning in the US and abroad. To track the progress of EMOT and their new vehicle launches, visit www.electricmoto.com

About EMOT

California based Electric Moto Corporation (EMOT) is a leading technology and lifestyle company dedicated to the development, production and distribution of zero emission vehicles and related products. The 72 Volt Dual Sport electric motorcycle will lead the charge of EMOT’s “Green” vehicles. Visit “On The Drawing Board”@ www.electricmoto.com to view additional plans for EMOT’s electric bicycle, ATV and personal watercraft.

About IPG Group

The IPG Group is a New York based full service marketing solutions provider with expertise in brand strategy. Established in 2003, IPG Group has strategic partnerships with Cadbury, March of Dimes, CareerBuilder, Royal Bank of Scotland and Madison Square Garden.

    Statements contained in this communication that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the current views of management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected, or described pursuant to similar expressions.

In addition, this communication is not and shall not be deemed to be an offer to sell or solicitation of an offer to buy any securities of the above mentioned company

CONTACT:

Kristie Cain

IPG Group

kcain@ipgimage.com